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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported) March 14, 2001



                                TEREX CORPORATION
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               (Exact Name of Registrant as Specified in Charter)


          Delaware                  1-10702                34-1531521
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(State or Other Jurisdiction      (Commission             (IRS Employer
      of Incorporation)           File Number)          Identification No.)



   500 Post Road East, Suite 320, Westport, Connecticut             06880
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         (Address of Principal Executive Offices)                (Zip Code)


        Registrant's telephone number, including area code (203) 222-7170


                                 NOT APPLICABLE
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          (Former Name or Former Address, if Changed Since Last Report)


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Item 5.  Other Events.

         Terex Corporation ("Terex" or "the Company") announced by press release on March 14, 2001 that it intends to issue approximately $200,000,000 principal amount of Senior Subordinated Notes Due 2011 ("Notes") and increase the availability under its existing $125 million Revolving Credit Facility maturing March 2004 to $300 million. Terex also announced in that press release that it is negotiating an amendment to its existing bank credit agreements to provide the Company with greater operating flexibility. Terex intends to use the net proceeds from the offering of the Notes to prepay a portion of its existing term loans. The increase in the Revolving Credit Facility will allow Terex to reduce the amount of cash balances and total debt it has been carrying on its balance sheet.

         It is intended that the Company will offer the Notes pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the "Act"), and that the Notes will not initially be registered under the Act. Accordingly, the Notes will not be able to be offered or sold in the United States absent registration under the Act or an applicable exemption from the registration requirements.

         There can be no assurances at this time as to whether the transactions announced in the press release, or any other financing transaction, will occur, or as to the timing or definitive terms of any such transaction.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 15, 2001

                                            TEREX CORPORATION


                                            By:  /s/ Eric I Cohen
                                                 Eric I Cohen
                                                 Senior Vice President








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